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Kelley Hall	Kellie Leonard
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NIKE, INC. ANNOUNCES NEW $12 BILLION SHARE REPURCHASE PROGRAM
14 PERCENT INCREASE IN QUARTERLY DIVIDEND
AND TWO-FOR-ONE STOCK SPLIT

BEAVERTON, Ore., Nov. 19, 2015 – NIKE, Inc. (NYSE: NKE) announced today that its Board of Directors approved a new four-year, $12 billion program to repurchase shares of NIKE’s Class B Common Stock. The Company anticipates that the current $8 billion share repurchase program will be completed before the end of fiscal 2016, and the new program will commence upon the completion of the current program.*

Repurchases under the Company’s new program will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other relevant factors. This share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be suspended at any time at the Company's discretion. NIKE had approximately 678 million shares of Class B Common Stock outstanding as of November 16, 2015.

“In a growing sports industry, NIKE is the clear leader,” said Mark Parker, President and CEO of NIKE, Inc. “We are built for growth, while also staying committed to creating shareholder value over the long term. We’ve proven it time and again, having returned over $23 billion to shareholders over the last 14 years through share repurchases and dividends. Moving forward, we see even greater potential for NIKE as we continue to unlock new markets, new experiences and new products.”*

The Board of Directors also declared a quarterly cash dividend on the Company’s outstanding Class A and Class B Common Stock of $0.32 per share, on a pre-split basis, payable on January 4, 2016 to shareholders of record at the close of business on December 9, 2015. The dividend represents a 14 percent increase over the previous pre-split quarterly rate of $0.28 per share. This is the fourteenth year in a row the Company has increased its annual dividend, over which time the dividend has increased by a factor of more than 10.

The Board of Directors also approved a two-for-one split of both NIKE’s Class A and Class B Common shares. The stock split will be in the form of a 100 percent stock dividend payable on December 23, 2015 to shareholders of record at the close of business December 9, 2015.

Upon completion of the split, the outstanding shares of NIKE’s Class A and Class B Common Stock will increase to approximately 353 million and 1.36 billion, respectively, based on the outstanding shares as of November 16, 2015. The Company expects its common stock to begin trading at the split-adjusted price on December 24, 2015.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, distributes and licenses casual sneakers, apparel and accessories;

and Hurley, which designs and distributes a line of action sports and youth lifestyle apparel and accessories. For more information, NIKE’s earnings releases and other financial information are available at http://investors.nike.com. Individuals can also visit http://news.nike.com/ and follow @Nike.

* This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE, Inc. with the Securities and Exchange Commission., including Forms 8-K, 10-Q, and 10-K.

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